Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. ANNOUNCES ALL CASH ACQUISITION
OF CHRISTMAS TREE SHOPS, INC.
INCREASES FISCAL YEAR 2003 EARNINGS PROJECTIONS

UNION, New Jersey, June 19, 2003 -— Bed Bath & Beyond Inc. today announced the approximately $200 million dollar all cash acquisition of Christmas Tree Shops, Inc., a privately-held retailer of giftware and household items. Based in South Yarmouth, Massachusetts, Christmas Tree Shops, Inc. operates 23 stores in 6 states. Stores are located in Massachusetts (14), Connecticut (3), New Hampshire (2), Rhode Island (2), Maine (1) and New York (1). An additional store, in Spring Valley, New York, is scheduled to open later this year. The stores range in size from 6,000 square feet to 50,000 square feet, with most recently opened stores averaging in the 50,000 square foot range. The stores sell a broad assortment of merchandise at great prices in categories including home décor, giftware, housewares, food, paper goods, and seasonal products. In its most recently completed fiscal year, Christmas Tree Shops, Inc. net sales were approximately $370 million.

In welcoming Christmas Tree Shops’ associates, customers and vendors to the Bed Bath & Beyond family, Steven H. Temares, President and Chief Executive Officer of Bed Bath & Beyond Inc., stated, “the prospects provided by the dedicated, talented people at Christmas Tree Shops are extremely exciting to our combined organization. Christmas Tree Shops’ product mix is compelling and extremely well-priced, with a significant portion of their merchandise represented by self-developed items or opportunistic buys. There is a uniqueness to their concept that has earned strong customer allegiance. We view Christmas Tree Shops’ merchandise offerings and their knowledge base as extremely complementary to Bed Bath & Beyond’s and, as such, present the combined operations with a myriad of opportunities. We are very pleased that Christmas Tree Shops’ management team will remain in place and continue to oversee their business. We believe the addition of Christmas Tree Shops to our Bed Bath & Beyond and Harmon concepts further strengthens our Company.” Chuck Bilezikian, who with his wife Doreen, has owned, operated and grown Christmas Tree Shops for over thirty years, stated, “we are extremely excited about the prospects of joining together the knowledge, talent and work ethic of the people in our two organizations. The combining of our two very successful business models presents exceptional possibilities for our customers, our associates and our vendors. We look forward to making an important contribution to Bed Bath & Beyond.”

On Wednesday, June 18, 2003, Bed Bath & Beyond Inc. issued a press release with respect to its financial results for the fiscal first quarter ending May 31, 2003. In addition, Bed Bath & Beyond held a conference call in which it provided, among other information, its major planning assumptions for fiscal 2003. As a result of the acquisition of Christmas Tree Shops, Inc., Bed Bath & Beyond has made the following revisions to its major planning assumptions for fiscal 2003:

1.	The Company has increased its consolidated net sales projection for the fiscal second quarter and for all of fiscal 2003 to be in the low 20 percent range.

2.	The Company’s net operating profit margin for the remainder of the year is projected to be similar to that achieved in fiscal 2002.

3.	Capital expenditures for fiscal 2003 are now estimated to be approximately $180 million dollars and depreciation and amortization for the year are estimated to be between $85 and $95 million dollars.

Based on these updated major planning assumptions, Bed Bath & Beyond remains comfortable with the earnings consensus of $1.20 per share for fiscal 2003, revised upwards by 3 cents per share to $1.23 per share to reflect the recently-reported first fiscal quarter results (additional 1 cent per share) and the anticipated financial impact of the Christmas Tree Shops, Inc. acquisition (from the date of acquisition to the end of fiscal 2003) (additional 2 cents per share). It is expected that the incremental earnings assumed from the acquisition in the revised projections will occur in the Company’s fiscal second half. In fiscal 2002 (year-ended March 1, 2003), Bed Bath & Beyond reported earnings of $1.00 per share on net sales of approximately $3.67 billion dollars.

The unedited recording of Bed Bath & Beyond’s June 18, 2003 conference call, which outlined the Company’s fiscal 2003 guidance PRIOR TO its acquisition of Christmas Tree Shops, Inc., may be accessed until 6:30 pm (EDT) on Friday, June 20, 2003 by calling 1-800-428-6051, with a passcode ID of 292689.

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores. The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index, the NASDAQ-100 Index and the Forbes 500.

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813